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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 13, 2000,

                                  BY AND AMONG

                          PARKER-HANNIFIN CORPORATION,

                                 WI HOLDING INC.

                                       AND

                           WYNN'S INTERNATIONAL, INC.


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE TENDER OFFER.....................................................2
     Section 1.1      The Offer................................................2
     Section 1.2      Company Action...........................................3
     Section 1.3      Directors................................................4

ARTICLE II THE MERGER .........................................................5
     Section 2.1      The Merger...............................................5
     Section 2.2      Effective Time...........................................5
     Section 2.3      Effect of the Merger; Closing............................6
     Section 2.4      Subsequent Actions.......................................6
     Section 2.5      Certificate of Incorporation; Bylaws; Directors
                      and Officers.............................................6
     Section 2.6      Conversion of Securities.................................7
     Section 2.7      Dissenting Shares........................................7
     Section 2.8      Surrender of Shares; Stock Transfer Books................8
     Section 2.9      Stock Plan Arrangements..................................9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB....10
     Section 3.1      Corporate Organization..................................10
     Section 3.2      Authority Relative to this Agreement....................10
     Section 3.3      No Conflict; Required Filings and Consents..............11
     Section 3.4      Brokers.................................................12
     Section 3.5      Offer Documents; Proxy Statement........................12
     Section 3.6      Merger Sub..............................................12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................13
     Section 4.1      Organization and Qualification; Subsidiaries............13
     Section 4.2      Capitalization..........................................14
     Section 4.3      Authority Relative to this Agreement....................14
     Section 4.4      No Conflict; Required Filings and Consents..............15
     Section 4.5      SEC Filings; Financial Statements.......................15
     Section 4.6      Absence of Certain Changes or Events....................16
     Section 4.7      Litigation..............................................18
     Section 4.8      Asbestos Related Litigation and Claims..................19
     Section 4.9      ERISA Compliance........................................19
     Section 4.10     Offer Documents; Proxy Statement........................23
     Section 4.11     Brokers.................................................23
     Section 4.12     State Takeover Statutes.................................23
     Section 4.13     Conduct of Business.....................................24
     Section 4.14     Taxes...................................................24
     Section 4.15     Real Property...........................................26
     Section 4.16     Intellectual Property...................................27
     Section 4.17     Contracts...............................................27


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     Section 4.18     Environmental Matters...................................29
     Section 4.19     Required Vote by Company Stockholders...................30
     Section 4.20     Opinions of Financial Advisor...........................30
     Section 4.21     Affiliate Transactions..................................30
     Section 4.22     Insurance...............................................31
     Section 4.23     Company Rights Agreement................................31

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER..............................31
     Section 5.1      Conduct of Business Pending the Merger..................31
     Section 5.2      No Solicitation.........................................34
     Section 5.3      Company Rights Agreement................................36

ARTICLE VI ADDITIONAL AGREEMENTS..............................................36
     Section 6.1      Proxy Statement.........................................36
     Section 6.2      Meeting of Stockholders of the Company..................37
     Section 6.3      Additional Agreements...................................37
     Section 6.4      Notification of Certain Matters.........................37
     Section 6.5      Access to Information...................................37
     Section 6.6      Public Announcements....................................38
     Section 6.7      Commercially Reasonable Efforts; Cooperation............38
     Section 6.8      Agreement to Defend and Indemnify.......................39
     Section 6.9      Employee Benefits.......................................39
     Section 6.10     Transfer Taxes..........................................40

ARTICLE VII CONDITIONS TO THE MERGER..........................................40
     Section 7.1      Conditions to Obligations of Each Party to
                      Effect the Merger.......................................40
     Section 7.2      Conditions to Obligations of the Purchaser and
                      Merger Sub to Effect the Merger.........................41

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER................................41
     Section 8.1      Termination.............................................41
     Section 8.2      Effect of Termination and Abandonment,
                      Termination Fee.........................................42

ARTICLE IX GENERAL PROVISIONS.................................................44
     Section 9.1      Non-Survival of Representations, Warranties
                      and Agreements..........................................44
     Section 9.2      Notices.................................................45
     Section 9.3      Expenses................................................46
     Section 9.4      Certain Definitions.....................................46
     Section 9.5      Headings................................................46
     Section 9.6      Severability............................................46
     Section 9.7      Entire Agreement; No Third-Party Beneficiaries..........46
     Section 9.8      Assignment..............................................46
     Section 9.9      Governing Law...........................................47
     Section 9.10     Amendment...............................................47
     Section 9.11     Waiver..................................................47
     Section 9.12     Counterparts............................................47


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ANNEX I - Conditions to the Offer


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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2000 (this "AGREEMENT"), among Wynn's International, Inc., a Delaware corporation (the "COMPANY"), Parker-Hannifin Corporation, an Ohio corporation (the "PURCHASER"), and WI Holding Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser ("MERGER SUB").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Purchaser have determined that it is in the best interests of its shareholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of its stockholders for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that the Purchaser will cause Merger Sub to make a cash tender offer (the "OFFER") to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "SHARES"), for $23.00 per Share, or such higher price as may be paid in the Offer (the "PER SHARE AMOUNT"), net to the seller in cash; and

     WHEREAS, also in furtherance thereof, the Board of Directors of the Purchaser, the Company and Merger Sub have each approved the merger (the "MERGER") of Merger Sub with and into the Company following the Offer in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD OF DIRECTORS") has unanimously resolved to recommend that holders of Shares accept the Offer and approve this Agreement and the Merger and has determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Purchaser and Merger Sub hereby agree as follows:


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                                   ARTICLE I
                                THE TENDER OFFER

     Section 1.1 THE OFFER.

             (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 8.1 hereof and none of the events set forth in paragraphs (a) - (g) of ANNEX I hereto shall have occurred and be continuing, the Purchaser shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "EXCHANGE ACT")) the Offer as promptly as practicable, but in no event later than June 23, 2000, and, subject to the conditions of the Offer, shall use all commercially reasonable efforts to consummate the Offer. The obligation of the Purchaser to cause Merger Sub to consummate the Offer and to accept for payment any Shares tendered pursuant thereto shall be subject to the satisfaction of those conditions set forth in ANNEX I. The Purchaser and Merger Sub expressly reserve the right to waive any such condition or to increase the Per Share Amount. The Per Share Amount shall be net to the seller in cash, without interest, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company will be tendered pursuant to the Offer.

             (b) Without the prior written consent of the Company, Merger Sub shall not, and the Purchaser shall cause Merger Sub not to, (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition (as defined in ANNEX I) or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; provided, however, that if on the initial expiration date of the Offer, which shall be 20 Business Days following commencement of the Offer (together with any extensions thereof, if any, the "EXPIRATION DATE"), all conditions to the Offer shall not have been satisfied or waived, Merger Sub may extend the Expiration Date for such additional period or periods as it may determine to permit such conditions to be satisfied; provided, further, however, that the Expiration Date may not be extended beyond August 15, 2000, except with the written consent of the Company. In addition, the Purchaser may cause Merger Sub, without the consent of the Company, to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act. The Purchaser shall cause Merger Sub, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, to accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date.

             (c) The Purchaser and Merger Sub agree that if at any scheduled Expiration Date of the Offer, the Competition Laws Condition (as defined in ANNEX I) shall have not been satisfied, Merger Sub shall extend the Offer from time to time (each such extension not to exceed ten Business Days after the previously scheduled expiration date, unless the parties otherwise agree), subject to any right of the Purchaser, Merger Sub or the Company to terminate this Agreement pursuant to the terms hereof.

             (d) The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") having only the conditions set forth in ANNEX I hereto. As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the Securities and Exchange


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Commission (the "SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form that is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). Each of the Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Purchaser and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the SEC.

     Section 1.2 COMPANY ACTION.

             (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Company Board of Directors, at a meeting duly called and held on June 13, 2000, unanimously and duly approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval being sufficient to render each of (y) Section 203 of Delaware Law and (z) Article Ninth of the Company's Certificate of Incorporation inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger), recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and (ii) J.P. Morgan & Co., Incorporated, the Company's financial advisor, has rendered to the Company Board of Directors its written opinion that the consideration to be received by the holders of Shares and Options of the Company pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this
SECTION 1.2, provided, however, that the Board of Directors may withdraw or modify such recommendation to the extent, and only to the extent and on the conditions, specified in SECTION 5.2(b).

             (b) The Company shall file with the SEC, simultaneously with (or at such later date as may be mutually agreed between the Company and the Purchaser) the filing by the Purchaser and Merger Sub of the Schedule TO with respect to the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that will comply in all material respects with the


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provisions of all applicable federal securities laws. The Company shall mail the
Schedule 14D-9 to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Company Board of Directors described in SECTION 1.2(a) hereof. The Company agrees promptly to correct the
Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and the Purchaser and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

             (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish the Purchaser, Merger Sub or their agents with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish the Purchaser, Merger Sub or their agents with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as the Purchaser, Merger Sub or their respective agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

     Section 1.3 DIRECTORS.

             (a) Promptly upon the purchase by Merger Sub of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Merger Sub, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including for purposes of this SECTION 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, if requested by the Purchaser, the Company shall also cause each committee of the Company Board of Directors to include persons designated by the Purchaser constituting the same percentage of each such committee as the Purchaser's designees are of the Company Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Company Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser designees to be elected to the Company Board of Directors in accordance with the terms of this SECTION 1.3 and shall cause the Purchaser's designees to be so elected; provided, however, that, in the event that


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the Purchaser's designees are appointed or elected to the Company Board of
Directors, until the Effective Time (as defined in SECTION 2.2) the Company Board of Directors shall have at least two directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of the Purchaser (one or more of such directors, the "INDEPENDENT DIRECTORS"); provided, further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, stockholder, affiliate or associate of the Purchaser, and such person shall be deemed to be an Independent Director for purposes of this Agreement.

             (b) Subject to applicable Law (as defined in SECTION 4.18), the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this SECTION 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under such
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
SECTION 1.3. The Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

             (c) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Purchaser's or Merger Sub's obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Company's Board of Directors.

                                   ARTICLE II
                                   THE MERGER

     Section 2.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with Delaware Law, Merger Sub will be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     Section 2.2 EFFECTIVE TIME. On or as promptly as practicable after the Closing Date (as defined in SECTION 2.3), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware ("CERTIFICATE OF MERGER"), in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Merger Sub agree and specify in the Certificate of Merger (the time of such filing being the "EFFECTIVE TIME").


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     Section 2.3 EFFECT OF THE MERGER; CLOSING. At the Effective Time, the
effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The closing of the Merger (the "CLOSING") shall take place at a time and on a date (the "CLOSING DATE") to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the latest to occur of the conditions precedent set forth in ARTICLE VII, at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio, unless another time, date or location is agreed to in writing by the parties. "BUSINESS DAY" means any day other than Saturday, Sunday or a federal holiday.

     Section 2.4 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the provisions of this Agreement.

     Section 2.5 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

             (a) Unless otherwise determined by the Purchaser before the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be amended to be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time and will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such amended Certificate of Incorporation.

             (b) The Bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

             (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of their death, resignation or until their successors are elected or appointed and qualified, as the case may be. If, at the Effective Time, a vacancy shall exist on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by applicable Law.


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     Section 2.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of, the Merger Sub or the holder of any of the following securities:

             (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to SECTION 2.6(b) and any Dissenting Shares (as defined in SECTION 2.7(a)) shall be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in SECTION
2.8. All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate formerly representing any such Share will cease to have any rights with respect thereto, except the right to receive the Per Share Amount therefor, without interest, upon the surrender of such certificate in accordance with SECTION 2.8. Any payment made pursuant to this SECTION 2.6(a) will be made net of applicable withholding taxes to the extent such withholding is required by Law.

             (b) Each Share held in the treasury of the Company and each Share owned by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser immediately before the Effective Time (other than Shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

             (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     Section 2.7 DISSENTING SHARES.

             (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder that has demanded and perfected his demand for appraisal of his Shares in accordance with Delaware Law (including but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("DISSENTING SHARES"), shall not be converted into or represent a right to receive cash pursuant to SECTION 2.6, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

             (b) Notwithstanding the provisions of SECTION 2.7(a), if any holder of Shares that demands appraisal of his Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive cash as provided in SECTION 2.6(a), without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares in accordance with SECTION 2.8.

             (c) The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands,


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

and any other instruments served pursuant to Delaware Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any such demands.

     Section 2.8 SURRENDER OF SHARES; STOCK TRANSFER BOOKS.

             (a) Before the Effective Time, the Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "PAYMENT AGENT") to receive the funds necessary to make the payments contemplated by SECTION 2.6. When and as needed, the Purchaser shall make available to the Payment Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to SECTION 2.6.

             (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to SECTION 2.6(a) (each, a "CERTIFICATE") may thereafter surrender such Certificate or Certificates to the Payment Agent, as agent for such holder, to effect the surrender of such Certificate or Certificates on such holder's behalf for a period ending twelve months after the Effective Time. The Purchaser agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of Certificates for cancellation, together with such materials, the Purchaser shall cause the Payment Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such Certificate. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser or in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

             (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Purchaser and the Payment Agent that such tax either has been paid or is not payable.

             (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares or any other shares of capital stock of the Company thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in SECTION 2.6(a) and SECTION 2.8(b). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

             (e) Promptly following the date that is twelve months after the Effective Time, the Payment Agent shall deliver to the Purchaser all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by the Purchaser or any direct or indirect wholly owned subsidiary of the Purchaser or in the treasury of the Company) may surrender such Certificate to the Purchaser and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

             (f) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in SECTION 2.8(c), stock transfer taxes payable by such holder.

             (g) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount deliverable in respect thereof as determined in accordance with SECTION 2.6; provided that the Person to whom the Per Share Amount is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

     Section 2.9 STOCK PLAN ARRANGEMENTS.

             (a) (i) Reasonably promptly after Merger Sub purchases Shares pursuant to the Offer constituting a majority of the outstanding Shares on a fully diluted basis with respect to all options other than the options of directors named on SCHEDULE 2.9 hereto and, (ii) immediately prior to the Effective Time with respect to the options of the directors named on SCHEDULE
2.9 hereto, the Company shall cause each then outstanding option to purchase Shares (the "OPTIONS") granted under any of the Company's stock option plans referred to in SECTION 4.2, each as amended (collectively, the "OPTION PLANS"), whether or not then exercisable or vested, to be acquired by the Company for cancellation (including all related performance share rights that have not accrued as of the date of this Agreement) in consideration of payment to the holders of such Options of an amount in respect thereof equal to the product of
(A) the excess, if any, of the Per Share Amount over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided, that the Company shall obtain any consents required of holders of Options to effect the foregoing, and the Company shall use all reasonable efforts to effect the foregoing to satisfy the requirements of Rule 16b-3(e) which is promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith. Notwithstanding anything in this Agreement to the contrary, no consideration will be paid with respect to any Option unless, at or prior to the time of such payment such Option is canceled and the holder of such Option, if required by the terms of the Option, has executed and delivered a release of any and all rights the holder had or may have had in respect of such Option. As promptly as practicable following Merger Sub's purchase of a majority of the outstanding Shares on a fully diluted basis pursuant to the Offer, the Purchaser shall provide the Company with the funds necessary to pay in full the consideration payable to holders of Options under this SECTION 2.9(a) (other than the directors listed on SCHEDULE 2.9 of the Disclosure Schedule) and
SECTION 2.9(d) below.

             (b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no person, including any holder of Options or any participant in the Option Plans, shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

             (c) Immediately prior to the Offer Completion Date, the Company shall cause (i) all shares of restricted stock issued to employees under any stock compensation plans or programs and (ii) shares accruing under the Company's Amended and Restated 1994 Employee Stock Bonus Policy and 1999 Stock Bonus Policy based on stock option exercises occurring prior to the announcement of the transactions contemplated herein (the "PERFORMANCE SHARES") to become fully vested. The Offer shall be made with respect to such restricted shares and Performance Shares.

             (d) No options shall be offered to employees of the Company and its Subsidiaries for the Plan Year commencing on January 1, 2001 under the Company's Employee Stock Purchase Plan. If the Offer Completion Date occurs prior to December 31, 2000, then the options granted under such plan effective January 1, 2000 shall be deemed fully vested with respect to the number of shares attributable to employee deductions through the last payroll period ending before the Offer Completion Date. The Company shall then cancel such options in exchange for the payment described in subsection (a).

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PURCHASER AND MERGER SUB

             In the event this Agreement is terminated in accordance with its terms, Purchaser shall cause Stockholder's Shares to be promptly returned to Stockholder. The Purchaser and Merger Sub represent and warrant to the Company as follows:

     Section 3.1 CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser and Merger Sub has the corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     Section 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Purchaser or Merger Sub, the performance by the Purchaser and Merger Sub of their respective obligations hereunder and thereunder and the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except that
(i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

             (a) The execution and delivery of this Agreement by the Purchaser and Merger Sub do not, and the performance of this Agreement by the Purchaser and Merger Sub will not, (i) conflict with or violate any Law applicable to the Purchaser or Merger Sub or by which any of their respective property is bound or affected, (ii) violate or conflict with either the Articles of Incorporation or Certificate of Incorporation, as applicable, or Code of Regulations or Bylaws, as applicable, of the Purchaser or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Purchaser or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which the Purchaser or Merger Sub is a party or by which the Purchaser or Merger Sub or any of their respective property is bound or affected; except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults that individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of the Purchaser and its subsidiaries, taken as a whole, or be reasonably expected to prevent or materially impair or delay the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby (each, a "PURCHASER MATERIAL ADVERSE EFFECT").

             (b) Except for applicable requirements, if any, of the Exchange Act, under Competition Laws (as defined below), and filing and recordation of appropriate merger or other documents as required by Delaware Law, neither the Purchaser nor Merger Sub is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the failure of which to submit would have a Purchaser Material Adverse Effect. No waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Purchaser or Merger Sub in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make would have a Purchaser Material Adverse Effect. "COMPETITION LAWS" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and, to the extent applicable, equivalent Laws of the European Union or the member states thereof, Canada and any other country in which the Company or its Subsidiaries has operations or derives revenue.

     Section 3.4 BROKERS. Except for Morgan Stanley Dean Witter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser or Merger Sub that is or will be payable by the Company or any of its Subsidiaries. The Purchaser and Merger Sub are solely responsible for the fees and expenses of Morgan Stanley Dean Witter.

     Section 3.5 OFFER DOCUMENTS; PROXY STATEMENT. None of the information supplied by the Purchaser, Merger Sub or their respective officers, directors, representatives, agents or employees (the "PURCHASER INFORMATION"), for inclusion in the Proxy Statement (as defined in SECTION 4.10), or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting (as defined in SECTION 4.10), contain any statement which, at such time and in the light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Neither the Offer Documents nor any amendments thereof or supplements thereto will, at any time the Offer Documents or any such amendments or supplements are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Purchaser and Merger Sub do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents and any amendments or supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.6 MERGER SUB.

             (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof, except for the obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

             (b) The Purchaser and Merger Sub have available all of the funds or have the borrowing capacity necessary for the acquisition of the outstanding Shares pursuant to the Offer and the Merger and to perform their respective obligations under this Agreement. The Purchaser will make available (i) to Merger Sub sufficient cash to purchase the Shares to be purchased pursuant to the Offer or acquired in the Merger prior to such purchase or Merger, and (ii) to the

Company sufficient cash to purchase the outstanding Options and other stock-based awards contemplated by SECTION 2.9.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth on the Disclosure Schedule delivered by the Company to the Purchaser on or prior to the date hereof (the "DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to the Purchaser and Merger Sub as follows:

     Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause
(ii) for failures which, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). SCHEDULE 4.1 of the Disclosure Schedule lists each of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. Each of the Company's Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act and except that the words "10 percent" in such Rule shall in each case be read as "5 percent" for purposes of this Agreement) (i) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted (except, other than with respect to Wynn Oil Company ("WYNN OIL") and the Subsidiaries of Wynn Oil (collectively, the "WYNN OIL SUBSIDIARIES"), for governmental authority the absence of which would not have a Company Material Adverse Effect and except, with respect to Wynn Oil and the Wynn Oil Subsidiaries, for governmental authority the absence of which would not have a material adverse effect on Wynn Oil and the Wynn Oil Subsidiaries, taken as a whole), and (ii) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (ii) for failures which, when taken together with all other such failures, would not have a Company Material Adverse Effect. The term "SUBSIDIARY" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. The term "COMPANY MATERIAL ADVERSE EFFECT" means any change, event or effect that has had or would be reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (except to the extent that such change, event or effect is attributable to or results from changes in general economic conditions or securities markets in general, general changes in the industries in which the Company and its Subsidiaries operate or the effect of the public announcement or pendency of the transactions contemplated hereby).

The Company has previously delivered to the Purchaser a complete and correct copy of each of its Certificate of Incorporation and Bylaws, as currently in effect.

     Section 4.2 CAPITALIZATION.

             (a) The authorized capital stock of the Company consists of 40,000,000 shares of common stock, par value $0.01 per share (the "COMPANY COMMON STOCK"), and 500,000 shares of preferred stock, par value $1.00 per share (the "COMPANY PREFERRED STOCK"). As of the close of business on the date one Business Day prior to the date hereof, (i) 18,688,809 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 3,209,526 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, and (iv) 962,826 shares of Company Common Stock were reserved for issuance for stock-based awards outstanding on the date hereof under the Company's stock based plans listed on SCHEDULE 4.2(a) of the Disclosure Schedule in the amounts stated in such schedule. Except as disclosed in the SEC Reports (as defined below) or on SCHEDULE 4.2(a) of the Disclosure Schedule, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any or its Subsidiaries, or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company has delivered to the Purchaser a complete and correct copy of the Rights Agreement, dated as of March 3, 1989 (the "COMPANY RIGHTS AGREEMENT"), as amended and supplemented to the date hereof.

             (b) Except as set forth on SCHEDULE 4.2(b) of the Disclosure Schedule and except for directors' qualifying shares, (i) all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

     Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereinafter in effect, affecting creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.4 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

             (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which its property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company, or (iii) except as set forth on SCHEDULE 4.4 to the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective property is bound or affected, except in the case of clauses (i) or (iii) above for such conflicts, violations, breaches and defaults as would not result in a Company Material Adverse Effect.

             (b) Except for applicable requirements, if any, of the Exchange Act, under Competition Laws, and filing and recordation of appropriate merger or other documents as required by Delaware Law, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, the failure of which to submit would have a Company Material Adverse Effect or could reasonably be expected to prevent or materially delay the Company's ability to consummate the transactions contemplated hereby. Except for applicable requirements, if any, of the Exchange Act, under Competition Laws, and filing and recordation of appropriate merger and other documents as required by Delaware Law, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make would have a Company Material Adverse Effect or could reasonably be expected to prevent or materially delay the Company's ability to consummate the transactions contemplated hereby.

     Section 4.5 SEC FILINGS; FINANCIAL STATEMENTS.

             (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997, and has heretofore delivered or made available to the Purchaser, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000,
(iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1997 and (iv) all other forms, reports or registration statements (other than reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC pursuant to the Exchange Act since January 1, 1997

(collectively, whether filed before, on or after the date hereof, the "SEC REPORTS"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the Securities Act of 1933 (the "SECURITIES ACT"), as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in cash flows of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to increased reliance on the use of estimates at interim dates and normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

             (c) Except as reflected or reserved against in the consolidated financial statements contained in the SEC Reports filed prior to the date hereof or otherwise disclosed in the SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have a Company Material Adverse Effect.

     Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

             Since December 31, 1999, except as contemplated by this Agreement or as set forth in the SEC Reports filed prior to the date hereof or as set forth in SCHEDULE 4.6 of the Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practices and (ii) there has not been:

             (a) any change, effect, event or condition which could reasonably be expected to have a Company Material Adverse Effect; or

             (b) any strike, picketing, work slowdown or other labor disturbance having a Company Material Adverse Effect; or

             (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries having a Company Material Adverse Effect; or

             (d) any redemption or other acquisition of Company Common Stock by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans before the date hereof; or

             (e) any change by the Company in accounting principles except insofar as may have been required by a change in GAAP and disclosed in the SEC Reports; or

             (f) a loss of any officer or employee of, or consultant to, the Company and its Subsidiaries, as of December 31, 1999 or the loss of any business relationship in effect on December 31, 1999, that would be expected to have a Company Material Adverse Effect; or

             (g) any amendment of the Certificate of Incorporation or By-Laws (or comparable organizational documents) of the Company or any of its Subsidiaries; or

             (h) (i) any split, combination or reclassification of the capital stock of the Company or its Subsidiaries; (ii) any issuance, sale, transfer, pledge, disposition of or encumbrance on any additional shares of, or securities convertible into or exchangeable for, options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries, other than issuances pursuant to securities, options, warrants, calls, commitments or rights outstanding on December 31, 1999 and transactions between the Company and its Subsidiaries; (iii) any incurrence of long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incurrence of short term indebtedness, other than, in each case, under lines of credit existing on December 31, 1999, or in connection with capital expenditures under the Company's capital plan at December 31, 1999; or (iv) any amendment, termination, renewal or failure to renew any Material Contract, existing on December 31, 1999, except, in each case, in the ordinary course of business consistent with past practice; or

             (i) except for normal increases in the ordinary course of business consistent with past practice or pursuant to employment contracts in effect on December 31, 1999 (i) any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to its employees generally; (ii) any adoption, amendment or other increase, or acceleration of the payment or vesting of amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, pension, retirement, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement; or (iii) any entering into, or amending, in any material respect, of any employment or collective bargaining agreement, or the granting of severance or termination pay to any officer, director or employee of the Company or its Subsidiaries, except in accordance with the written severance policies of the Company existing on December 31, 1999; or

             (j) any change in any material manner in the accounting principles used by the Company or its Subsidiaries unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles); or

             (k) any acquisition by the Company or any of its Subsidiaries by merger or consolidation with, by purchase of any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

             (l) any sale, lease, license, exchange, transfer or other disposition of, or agreement to sell, lease, exchange, transfer or otherwise dispose of, any of the assets of the

Company or its Subsidiaries except (i) sales of inventory and (ii) the disposition of assets in the ordinary course of business consistent with past practice; or

             (m) any entering into any commitment for capital expenditures involving more than $1,000,000 in the aggregate except as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business or as reflected in the capital plan of the Company in effect on December 31, 1999; or

             (n) any release of any third party from its obligations (i) under any standstill agreement or arrangement relating to a proposed Acquisition Proposal as such agreement or arrangement existed on December 31, 1999; or (ii) otherwise under any confidentiality or other similar agreement, except for modifications of any such obligations under existing commercial arrangement in the ordinary course of business consistent with past practice; or

             (o) any mortgage, pledge, hypothecation or grant of any security interest in, or otherwise subject to any other lien on, any of the Company's or its Subsidiaries' properties or assets, except in the ordinary course of business consistent with past practice; or

             (p) any compromises, settlements, grants of waivers or releases relating to or otherwise adjusting any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice; or

             (q) any rescission of any express or deemed election or settlement or compromise of any material claim or material action relating to U.S. federal, state or local Taxes, or changes of any of the Company's or its Subsidiaries material methods of accounting or of reporting income of deductions for U.S. federal income tax purposes, except, in each case, in the ordinary course of business consistent with past practice; or

             (r) with respect to the Company and its Subsidiaries, any loans, advances or capital contributions to, or investments in, any other Person, except pursuant to and in accordance with agreements existing on December 31, 1999, and for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company and except for employee advances for expenses (including relocation loans and expenses) in the ordinary course of business consistent with past practice.

     Section 4.7 LITIGATION. Except as disclosed in the SEC Reports filed prior to the date hereof or as set forth on SCHEDULE 4.7 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any U.S. court, administrative, governmental or regulatory authority or body. Except as disclosed in the SEC Reports filed prior to the date hereof or as set forth on SCHEDULE 4.7 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations of any nature pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any properties, or rights of the

Company or any of its Subsidiaries, before any foreign court, administrative, governmental or regulatory authority or body that involve, or are reasonably expected to involve, more than $250,000. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any order, judgment, injunction or decree that has had or could reasonably be expected to result in a Company Material Adverse Effect or could reasonably be expected to prevent or materially delay the Company's ability to consummate the transactions contemplated hereby.

     Section 4.8 ASBESTOS RELATED LITIGATION AND CLAIMS. SCHEDULE 4.8 of the Disclosure Schedule sets forth a general description of the litigation and claims (and the process for handling and settling such litigation and claims to date) to which Dynamic Seals, Inc. and/or Wynn's Precision, Inc. is or are presently a party relating to Dynamic Seals, Inc.'s ownership of the assets that were purchased by Dynamic Seals, Inc. pursuant to the Asset Purchase Agreement, dated November 22, 1985, by and between the Company, Dynamic Seals, Inc. and Hercules Products, Inc.

     Section 4.9 ERISA COMPLIANCE.

             (a) SCHEDULE 4.9 (a) of the Disclosure Schedule sets forth a true and complete list of (i) United States bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical, life, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, and (ii) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the "COMPANY BENEFIT PLANS"). For purposes of this Agreement, the term "FOREIGN PLAN" refers to each plan, agreement, arrangement or understanding that is subject to or governed by the Laws of any jurisdiction other than the United States and that would have been treated as a Company Benefit Plan had it been a United States plan, agreement, arrangement or understanding. With respect to each Company Benefit Plan and Foreign Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any liability with respect to any plan, agreement, arrangement or understanding of the type described in this paragraph other than the Company Benefit Plans and the Foreign Plans.

             (b) Except as set forth on SCHEDULE 4.9 (b) of the Disclosure Schedule, each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "CODE"), and the terms of all applicable collective bargaining agreements, except for any failures so to administer any Company Benefit Plan that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company, its Subsidiaries and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, except for such failures to qualify or to be exempt that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for any occurrence that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All contributions to, and payments from, the Company Benefit Plans that are required to be made in accordance with such Company Benefit Plans, ERISA or the Code have been timely made other than any failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All trusts providing funding for Company Benefit Plans that are intended to comply with Section 501(c)(9) of the Code are exempt from federal income taxation and, together with any other welfare benefit funds (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans, have been operated and administered in compliance with all applicable requirements such that neither the Company, any of its Subsidiaries, any Company Benefit Plan nor such trust or fund is subject to any taxes, penalties or other liabilities imposed as a consequence of failure to comply with such requirements other than any taxes, penalties or other liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No welfare benefit fund (as defined in Section 419(e)(1) of the Code) maintained in connection with any of the Company Benefit Plans has provided any "disqualified benefit" (as defined in Section 4976(b)(1) of the Code) for which the Company or any of its Subsidiaries has or had any liability for the excise tax imposed by Section 4976 of the Code which has not been paid in full other than liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             (c) Neither the Company, nor any of its Subsidiaries, nor any trade or business, whether or not incorporated, which, together with the Company, or together with any of its Subsidiaries, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA AFFILIATE") has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability or failure other than liabilities or failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Company Benefit Plan, nor has any lien in favor of any Company Benefit Plan arisen under Section 412(n) of the Code or
Section 302(f) of ERISA, other than for an accumulated funding deficiency or those liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company, nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has been required to provide security to any defined benefit pension plan pursuant to
Section 401(a)(29) of the Code. To the

Company's knowledge, except as disclosed on actuarial reports previously provided to the Purchaser, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such Company Benefit Plan as of the date of such actuarial report equals or exceeds the actuarial present value of all accumulated benefit obligations under such Company Benefit Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Benefit Plan. There has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation ("PBGC") to institute termination proceedings with respect to any Company Benefit Plan.

             (d) Except for Company Benefit Plans set forth on SCHEDULE 4.9(d) of the Disclosure Schedule and as otherwise set forth on SCHEDULE 4.9(d) of the Disclosure Schedule, no Company Benefit Plan provides medical or life insurance benefits (whether or not insured) with respect to current or former employees or officers or directors after retirement or other termination of service, other than any such coverage required by Law.

             (e) Except for Company Benefit Plans set forth on SCHEDULE 4.9(e) of the Disclosure Schedule and except for Foreign Plans, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to material severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee, officer or director.

             (f) Except as set forth on SCHEDULE 4.9(f) of the Disclosure Schedule, with respect to each Company Benefit Plan that is a bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement or severance plan, the Company has delivered or made available to the Purchaser a true and complete copy of: (i) each writing constituting a part of such Company Benefit Plan, including, without limitation, all Company Benefit Plan documents and trust agreements; (ii) with respect to each Company Benefit Plan that is a qualified plan under Section 401(a) of the Code, the most recent annual financial report, if any; and (iii) with respect to each Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and is a pension plan, the most recent actuarial report, if any.

             (g) Except as set forth on SCHEDULE 4.9(g) of the Disclosure Schedule, no Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as set forth on SCHEDULE 4.9(g) of the Disclosure Schedule, none of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan that has not been satisfied in full.

             (h) Except as set forth on SCHEDULE 4.9(h) of the Disclosure Schedule, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, or to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries other than liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             (i) There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries other than liabilities or taxes that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             (j) All contributions, transfers and payments in respect of any Company Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             (k) With respect to any insurance policy that has, or does, provide funding for benefits under any Company Benefit Plan, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent other than proceedings that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

             (l) Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, with respect to each Foreign Plan: (i) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan required to be registered with a Governmental Authority (as defined in SECTION 4.14) has been registered, has been maintained in good standing with the appropriate Governmental Authorities, and has been maintained and operated in accordance with its terms and applicable Law; (iii) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of the Company and its Subsidiaries that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans; (iv) each

Foreign Plan complies with all applicable Law; (v) all contributions required to be made to such Foreign Plan have been timely made; and (vi) there are no actions, suits or claims pending or threatened.

             (m) For purposes of this SECTION 4.9, the term "employee" will be considered to include individuals rendering personal services to the Company or any of its Subsidiaries as independent contractors.

     Section 4.10 OFFER DOCUMENTS; PROXY STATEMENT. The proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "COMPANY STOCKHOLDERS MEETING") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is referred to herein as the "PROXY STATEMENT"), at the date mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (i) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information relating to the Company or its affiliates provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company with respect to any information supplied by the Purchaser or Merger Sub specifically for inclusion in the Proxy Statement or the Schedule 14D-9.

     Section 4.11 BROKERS. Except for J.P. Morgan & Co., Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Purchaser true and complete information concerning the financial arrangements between the Company and J.P. Morgan & Co., Incorporated pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

     Section 4.12 STATE TAKEOVER STATUTES. The Company Board of Directors has taken all action necessary to render (x) Section 203 of Delaware Law and (y) Article Ninth of the Company's Certificate of Incorporation inapplicable to this Agreement, the Offer and the Merger and any of the transactions contemplated hereby. To the Company's knowledge, no other "fair price," "merger moratorium," "control share acquisition" or other U.S. state anti-takeover statute or similar U.S. state statute or regulation applies to the Merger, the Offer, this Agreement, or any of the transactions contemplated hereby. Section 2115 of the California General Corporation Law does not apply to the Company or the transactions contemplated by this Agreement, including the Offer and the Merger.

     Section 4.13 CONDUCT OF BUSINESS.

             (a) Except as disclosed in the SEC Reports filed prior to the date hereof or on SCHEDULE 4.13 of the Disclosure Schedule, the business of the Company and its Significant Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or Articles of Incorporation, as applicable, or its respective By-Laws or Code of Regulations, as applicable, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Significant Subsidiaries is a party or by which the Company, any of its Significant Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state, local or foreign statute, Law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries other than environmental authorizations, which are handled exclusively in
SECTION 4.18, and except in the case of clause (ii) or (iii) above, any default or violation that would not (A) have a Company Material Adverse Effect or (B) be reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of Wynn Oil and the Wynn Oil Subsidiaries, taken as a whole (an "OIL MATERIAL ADVERSE EFFECT"). Neither the Company nor any of its Subsidiaries has received any notice, or has knowledge of any claim, alleging any such violation, which is reasonably likely to result in a Company Material Adverse Effect or, with respect to Wynn Oil and the Wynn Oil Subsidiaries, an Oil Material Adverse Effect.

             (b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of any governmental authority, domestic or foreign, or other Persons necessary for the ownership, leasing, operation, occupancy and use of their respective property and assets and the conduct of their respective businesses as currently conducted (collectively, "PERMITS"). Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for Permits for which the failure to have would not have a Company Material Adverse Effect, or with respect to Wynn Oil and the Wynn Oil Subsidiaries, an Oil Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof, except for Permits for which the failure to have would not have a Company Material Adverse Effect or, with respect to Wynn Oil and the Wynn Oil Subsidiaries, an Oil Material Adverse Effect.

     Section 4.14 TAXES. Except as disclosed in SCHEDULE 4.14 of the Disclosure
Schedule:

             (a) All Tax (as hereafter defined) returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any domestic or foreign governmental or regulatory authority (a "GOVERNMENTAL AUTHORITY") responsible for the imposition of any Tax (a "TAXING AUTHORITY") with respect to any Tax period (or portion thereof) ending on or before the Closing Date (a "PRE-CLOSING TAX PERIOD") by or on behalf of the Company and its Subsidiaries (collectively, the "RETURNS") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable Laws except to the extent any failure to file or any inaccuracies in filed Returns would not have a Company Material Adverse Effect. For purposes of this Agreement, "TAX" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any liability of the Company or its Subsidiaries for the payment of any amounts of any of the foregoing types as a result of being a member of an AFFILIATED, consolidated, combined or unitary group, or being a party to any written agreement or arrangement whereby liability of the Company or its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability of the Company or its Subsidiaries for the payment of any amounts as a result of being a party to any written Tax sharing agreements or arrangements binding on the Company or its Subsidiaries or with respect to the payment of any amounts of any of the foregoing types as a result of any express obligation to indemnify any other Person or entity.

             (b) The Returns filed were complete and accurate in all material respects.

             (c) Since 1997, no audit of any Returns by any Taxing Authority has resulted in an adjustment in excess of $250,000 individually or $500,000 in the aggregate.

             (d) All material Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

             (e) Any reserves established for Taxes with respect to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate in accordance with GAAP, except to the extent any inadequacies in any reserves would not have a Company Material Adverse Effect.

             (f) Neither the Company, nor any of its Subsidiaries nor any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

             (g) There is no action, suit or proceeding now pending and no claim, audit or investigation now pending of which the Company is aware or, to the knowledge of the Company, any action, suit, claim, audit or investigation threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

             (h) The Company and each of its Subsidiaries are not a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

             (i) Neither the Company, nor any of its Subsidiaries nor any other Person or entity on behalf of the Company or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code concerning collapsible corporations.

             (j) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet due.

             (k) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date (a "POST-CLOSING TAX PERIOD") under Section 481(c) of the Code (or any similar provision of the Tax Laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

             (l) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other entity other than a group of which the Company was the parent.

             (m) No claim has been made in writing by a Tax Authority in a jurisdiction where neither the Company nor any Subsidiary files Returns that the Company or any Subsidiary is subject to taxation in that jurisdiction.

     Section 4.15 REAL PROPERTY.

             (a) SCHEDULE 4.15(a) of the Disclosure Schedule contains a true and complete list and brief description of each parcel of real property owned by the Company or the Subsidiaries (the "OWNED REAL PROPERTY"). The Company or a Subsidiary has good fee simple title to all such Owned Real Property.

             (b) SCHEDULE 4.15(b) of the Disclosure Schedule contains a true and complete list and brief description of all real property that individually exceeds 30,000 square feet leased by the Company or its Subsidiaries, all of which are hereinafter referred to as the "LEASED REAL PROPERTY". The Company or a Subsidiary has a valid leasehold interest in or valid rights to all Leased Real Property. The Company has made available to the Purchaser true and complete copies of the leases of the Leased Real Property set forth on SCHEDULE 4.15(b) of the Disclosure Schedule. No option, extension or renewal has been exercised under any lease of the Leased Real Property (the "LEASES") except options, extensions or renewals whose exercise has been evidenced by a written document, a true and complete copy of which has been made available to the Purchaser with the corresponding Lease. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all Leases to which it is a party and under which it is in occupancy, and all such Leases are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such Leases, except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have or result in a Company Material Adverse Effect.

             (c) None of the Owned Real Property or Leased Real Property is subject to any pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever (whether absolute, accrued, contingent or otherwise) (collectively, "LIENS") other than Liens that do not, individually or in the aggregate, materially interfere with the present use of the property subject thereto or affected thereby.

     Section 4.16 INTELLECTUAL PROPERTY. The Company and its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes that are material to the conduct of the business of the Company and its Subsidiaries (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). The patents owned by the Company or any of its Subsidiaries are valid and enforceable and any patent issuing from any patent applications of the Company or any of its Subsidiaries will be valid and enforceable, except as such invalidity or unenforceability, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed on SCHEDULE 4.16 of the Disclosure Schedule, to the Company's knowledge, there are no infringements by any other party of any of the Intellectual Property Rights. Except as disclosed on SCHEDULE 4.16 of the Disclosure Schedule, there are no claims, suits, actions or proceedings or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging infringement of any intellectual property right of another Person or challenging the ownership, use, validity or enforceability of the Intellectual Property Rights, except for claims, suits, actions or proceedings which would not and would not reasonably be expected to have a Company Material Adverse Effect or with respect to Wynn Oil and the Wynn Oil Subsidiaries, an Oil Material Adverse Effect.

     Section 4.17 CONTRACTS.

             (a) Other than the contracts or agreements of the Company included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 or any periodic filing made pursuant to the Exchange Act subsequent to March 31, 2000 (the "MATERIAL CONTRACTS"), and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, each of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "IDENTIFIED CONTRACTS") has been previously delivered or made available to the Purchaser except as disclosed on SCHEDULE 4.17(a) of the Disclosure Schedule, in each case as such Identified Contract is in effect on the date hereof:

                 (i) contracts and agreements for the purchase of inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that (A) require payments by the Company or any of its Subsidiaries in excess of $1,000,000 and (B) have a term of one year or more and are not terminable by the Company or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                 (ii) contracts and agreements for the sale of inventories, goods or other materials, or for the furnishing of services, by the Company or any of its Subsidiaries that (A) require payments to the Company or any of its Subsidiaries in excess of $1,000,000 and (B) have a term of one year or more and are not terminable by the Company or the Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                 (iii) manufacturer's representative, sales agency and distribution contracts and agreements that (A) have a term of more than one year and are not terminable by their terms by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty, or
(B) are otherwise material;

                 (iv) contracts and agreements (A) governing the terms of indebtedness, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries in excess of $250,000 principal amount in the aggregate, or (B) governing the terms of capital leases pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $250,000, or (C) providing for all obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument;

                 (v) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

                 (vi) all contracts and agreements entered into since January 1, 1997 providing for the acquisition or disposition of a business or businesses having a value in excess of $1,000,000;

                 (vii) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses;

                 (viii) contracts and agreements governing the terms of indebtedness of third parties (A) owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $100,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, or (B) guaranteed by the Company or any of its Subsidiaries;

                 (ix) contracts and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person, other than (A) distribution (including independent sales representative) contracts and agreements entered into in the ordinary course of business and (B) supplier and customer agreements relating to non-disclosure of confidential information of the other party which are not material to the Company and its Subsidiaries taken as a whole; and

                 (x) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries.

             (b) Each Material Contract or Identified Contract to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have or result in a Company Material Adverse Effect.

     Section 4.18 ENVIRONMENTAL MATTERS.

             (a) Except as disclosed in the SEC Reports filed prior to the date hereof or as disclosed on SCHEDULE 4.18 of the Disclosure Schedule and except for those noncompliance matters that have been resolved and no longer impose any cost or obligation on the Company or any of its Subsidiaries, to the Company's knowledge, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws (as defined below).

             (b) Except as disclosed in the SEC Reports filed prior to the date hereof or as disclosed on SCHEDULE 4.18 of the Disclosure Schedule, there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries nor, to the knowledge of the Company, are there any facts, circumstances or conditions which could give rise to any such Environmental Claim, except for such Environmental Claims that would not have a Company Material Adverse Effect.

             (c) The Company has disclosed to the Purchaser and made available to the Purchaser, all material information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or any of its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets presently owned, leased, or operated by any of the Company or its Subsidiaries.

             (d) Except as disclosed in the SEC Reports filed prior to the date hereof or as disclosed on SCHEDULE 4.18 of the Disclosure Schedule, to the knowledge of the Company, no capital expenditure or operational budget increase in excess of $250,000 will be necessary during the next 12 months to achieve or maintain compliance with applicable Environmental Laws.

             (e) As used in this Agreement:

                 (i) the term "ENVIRONMENTAL CLAIM" means any claim, demand, suit, action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including, without limitation, potential liability for payment or reimbursement of investigatory costs, cleanup costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from noncompliance with any Environmental Law or the presence, or Release (as defined below) into the environment, of any Hazardous Substance (as defined below) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries;

                 (ii) the term "ENVIRONMENTAL LAWS" means all Laws relating to Releases, threatened Releases or remediation of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act and their foreign, state and local analogs;

                 (iii) the term "HAZARDOUS SUBSTANCE" means (1) chemicals, pollutants, contaminants, hazardous wastes, toxic, infectious and radioactive substances, and oil and petroleum products, (2) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, or (3) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder;

                 (iv) the term "RELEASE" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment; and

                 (v) the term "LAWS" means any applicable statute, law, rule, regulation, treaty, order, ordinance, code, judgement and decree of any Governmental Authority.

     Section 4.19 REQUIRED VOTE BY COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by Delaware Law or the Certificate of Incorporation or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby. Each of the directors of the Company has informed the Company that he intends to vote any Shares he owns in favor of approval and adoption of this Agreement.

     Section 4.20 OPINIONS OF FINANCIAL ADVISOR. The Company has received a written opinion of J.P. Morgan & Co., Incorporated to the effect that, as of the date hereof, the consideration to be received by the holders of Shares and Options pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders.

     Section 4.21 AFFILIATE TRANSACTIONS. SCHEDULE 4.21 of the Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and the directors or executive officers of the Company or any individuals listed on SCHEDULE 4.21 of the Disclosure Schedule, on the other hand, are or have been a party or otherwise bound or affected, and that (i) are currently pending or in effect or
(ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

     Section 4.22 INSURANCE. SCHEDULE 4.22 of the Disclosure Schedule sets forth all insurance policies and fidelity bonds currently maintained by the Company and its Subsidiaries. All premiums that to date have become due under such policies have been paid. All such policies are in full force and effect. No notice of cancellation, termination or non-renewal has been received with respect to any such current policy. To the knowledge of the Company, except as set forth on SCHEDULE 4.22 of the Disclosure Schedule, no insurance carrier providing insurance to the Company or any of its Subsidiaries is in receivership, conservatorship, liquidation or similar proceedings and no such proceeding with respect to any such carrier is imminent or threatened. The Company and its Subsidiaries have obtained and maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its Subsidiaries or any properties owned, occupied or controlled by the Company or its Subsidiaries and other insurance, in each case, with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as reasonably deemed necessary by the Company and its Subsidiaries.

     Section 4.23 COMPANY RIGHTS AGREEMENT. The Company has taken all necessary actions with respect to the Rights Agreement to (i) render the Company Rights Agreement inapplicable to the execution and approval of this Agreement, and the consummation of the transactions contemplated hereby, including the Offer and Merger described herein and (ii) ensure that (y) neither the Purchaser, Merger Sub nor any of their respective Subsidiaries or affiliates, permitted assignees or transferees is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (z) neither a Stock Acquisition Date or Distribution Date (in each case defined in the Company Rights Agreement) occur, in each case by the reason of the approval or execution of this Agreement, the commencement or completion of the Offer or the consummation of the Merger or the other transactions contemplated hereby.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 CONDUCT OF BUSINESS PENDING THE MERGER. (i) The Company covenants and agrees that, between the date of this Agreement and the Effective Time or earlier termination of this Agreement, except as set forth on SCHEDULE 5.1(a) or unless the Purchaser shall otherwise consent in writing:

             (a) the business of the Company and its Subsidiaries shall be conducted only in, and the Company shall not and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable Laws; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with their respective customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

             (b) neither the Company nor any of its Subsidiaries will amend their respective Certificate of Incorporation or By-Laws (or comparable organizational documents);

             (c) the Company will not declare, set aside or pay any dividend or other distribution payable in cash, securities or property with respect to its capital stock, other than the payment of quarterly cash dividends on the Shares not in excess of $0.07 per Share with usual record and payment dates in accordance with past dividend practice; and neither the Company nor any of its Subsidiaries will (i) split, combine or reclassify any of its capital stock (ii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to the Purchaser in writing (including as disclosed in the SEC Reports); (iii) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than, in each case, under lines of credit existing on the date hereof, or in connection with the capital expenditures permitted by SECTION 5.1(h) below; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities except as required by and in accordance with Restricted Stock Award Agreements existing on the date hereof; or (v) enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect any (x) Material Contract or (y) Identified Contract except, in each case, in the ordinary course of business consistent with past practice; provided, that the limitations set forth in
SECTION 5.1(c) shall not apply to any transaction between the Company and its Subsidiaries.

             (d) neither the Company nor any of its Subsidiaries will, except for normal increases in the ordinary course of business consistent with past practice or pursuant to employment contracts in effect on the date hereof: (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement; or (iii) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements and as disclosed on SCHEDULE 5.1(d) of the Disclosure Schedule, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

             (e) neither the Company nor its Subsidiaries will change in any material manner the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

             (f) neither the Company nor any of its Subsidiaries shall acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than (i) as permitted by SECTION 5.1(h) or (ii) the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice);

             (g) neither the Company nor any of its Subsidiaries shall sell, lease, license, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except (i) the assets set forth on SCHEDULE 5.1(g) of the Disclosure Schedule, (ii) immaterial assets in the ordinary course of business consistent with past practice; or (iii) inventory in the ordinary course of business consistent with past practice;

             (h) neither the Company nor any of its Subsidiaries will enter into commitments for capital expenditures involving more than $1,000,000 in the aggregate or as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, or as reflected in the capital plan of the Company previously provided to the Purchaser;

             (i) neither the Company nor any of its Subsidiaries shall release any third party from its obligations (i) under any existing standstill agreement or arrangement relating to a proposed Acquisition Proposal (as defined in SECTION 5.2(a)), unless the Board of Directors of the Company determines in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel), that the failure to do so would result in a breach of its the fiduciary duties under applicable Law, or (ii) otherwise under any confidentiality or other similar agreement, except for modifications of any such obligations under existing commercial arrangements in the ordinary course of business consistent with past practice;

             (j) the Company and its Subsidiaries shall not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets, except in the ordinary course of business consistent with past practice;

             (k) neither the Company nor its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment (x) in the ordinary course of business consistent with past practice, (y) involving a payment by the Company or any of its Subsidiaries not in excess of $250,000 in the aggregate, or (z) set forth on SCHEDULE 5.1(k) of the Disclosure Schedule, following prior notice to and consultation with the Purchaser;

             (l) except in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries will make or rescind any express or deemed election or settle or compromise any material claim or material action relating to U.S. federal, state or local Taxes, or change any of its material methods of accounting or of reporting income or deductions for U.S. federal income tax purposes;

             (m) neither the Company nor any of its Subsidiaries will make any loans, advances or capital contributions to, or investments in, any other Person, except pursuant to and in accordance with agreements existing on the date hereof that are described on SCHEDULE 5.1(m) of the Disclosure Schedule and for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company and except for employee advances for expenses in the ordinary course of business consistent with past practice; or

             (n) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     Section 5.2 NO SOLICITATION.

             (a) The Company and its Subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding the Company and its Subsidiaries provided to any such parties after January 1, 1999 and prior to the date of this Agreement pursuant to a confidentiality agreement executed in connection with or in contemplation of an Acquisition Proposal. The Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes or reasonably may give rise to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, that, at any time prior to the date on which Merger Sub accepts the Shares for payment under the terms of the Offer (the "OFFER COMPLETION DATE"), the Company Board of Directors may, in the exercise of its fiduciary obligations under Delaware Law as determined by the Company Board of Directors in good faith, after consultation with its outside counsel (who may be its regularly engaged outside counsel) in response to an unsolicited written Acquisition Proposal, make such inquiries of the party making such unsolicited Acquisition Proposal as may be necessary to inform itself of the proposed terms and details of the Acquisition Proposal and, if the Board of Directors reasonably believes that such Acquisition Proposal may lead to a Superior Proposal (as defined below) pursuant to a customary confidentiality agreement with terms not more favorable to such third party than the Confidentiality Agreement (excluding the standstill provisions contained therein), furnish information to, and negotiate or otherwise engage in discussions with, the third party who delivers such Acquisition Proposal. As used herein, (i) "SUPERIOR PROPOSAL" means an Acquisition Proposal (A) that the Company Board of Directors determines in its good faith judgment after consulting with and receipt of advice from J.P. Morgan and Co., Incorporated (or any other nationally recognized investment banking firm), would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Purchaser in response to such Acquisition Proposal), (B) that is made by a Person reasonably capable of completing such Acquisition Proposal, taking into account the legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, and (C) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by the Person making the Acquisition Proposal, and (ii) "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues or assets of the

Company and its Subsidiaries taken as a whole, or (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its Subsidiaries taken as a whole, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its Subsidiaries taken as a whole, or
(D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

             (b) Except as expressly permitted by this SECTION 5.2(b), neither the Company Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser and Merger Sub, the approval or recommendation by the Company Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "ACQUISITION AGREEMENT"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board of Directors receives a Superior Proposal that was not solicited, initiated, facilitated or encouraged in violation of the terms of this Agreement and did not otherwise result from a breach of this Agreement, the Company Board of Directors may (subject to this and the following sentences) in the exercise of its fiduciary obligations under Delaware Law as determined by the Company Board of Directors in good faith, after consultation with its outside counsel (who may be its regularly engaged outside counsel), (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser and Merger Sub, its approval or recommendation of the Offer, the Merger or this Agreement or (ii) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal or (iii) subject to
SECTION 8.2(b), cause the Company to enter into an Acquisition Agreement, provided, that the Company simultaneously terminates this Agreement pursuant to
SECTION 8.1(d)(iii); in each case, provided that (A) the Company gives the Purchaser four Business Days prior written notice of its intention to take such action (provided that the foregoing shall in no way limit or otherwise affect the Purchaser's right to terminate this Agreement pursuant to SECTION 8.1(f)),
(B) during such four Business Day period, the Company otherwise cooperates with the Purchaser with respect to the Acquisition Proposal that constitutes a Superior Proposal with the intent of enabling the Purchaser to engage in good faith negotiations so that the transactions contemplated hereby may be consummated and (C) at the end of such four Business Day period the Company Board of Directors continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal. Any withdrawal or modification of the recommendation of the Company Board of Directors of the Offer, the Merger or this Agreement shall not change the approval of the Company Board of Directors for purposes of causing any "takeover statute" or other state law to be inapplicable to the transactions contemplated hereby, including the Offer and the Merger.

             (c) From and after the date of this Agreement, the Company shall promptly (but in any event within one calendar day) advise the Purchaser in writing of (i) the receipt, directly or indirectly, of any inquiries or proposals indicating that a Person is considering making an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved), (ii) any determination by the Company Board of Directors as to any Acquisition Proposal as contemplated by the proviso to the second sentence of SECTION 5.2(a), and
(iii) any discussions or negotiations with any party making an Acquisition Proposal (or its representatives) relating to such Acquisition Proposal. The Company shall promptly (but in any event within one calendar day) furnish to the Purchaser a copy of any written proposals relating to a possible Acquisition Proposal and copies of any written information provided to or by any third party relating thereto to the extent such information has not previously been provided to the Purchaser. The Company shall promptly (but in any event within one calendar day) advise the Purchaser in writing of any material changes to the terms and conditions of any Acquisition Proposal.

             (d) Nothing contained in this SECTION 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its stockholders if the Company Board of Directors determines in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel) that failure to do so would result in a breach of its fiduciary duties to stockholders under Delaware Law, provided, however, that neither the Company nor the Company Board of Directors nor any committee thereof may, except as expressly permitted by SECTION 5.2 or required by Rule 14e-2 under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

     Section 5.3 COMPANY RIGHTS AGREEMENT. The Company Board of Directors will take all further action (in addition to that referred to in SECTION 4.23) reasonably requested in writing by the Purchaser in order to render the Company Rights Agreement inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     Section 6.1 PROXY STATEMENT. If required by applicable Law in order to consummate the Merger, as promptly as practicable after the purchase of and payment for Shares by Merger Sub pursuant to the Offer, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to its stockholders, the Proxy Statement. The Proxy Statement shall contain the recommendation of the Company Board of Directors that stockholders of the Company approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The Company agrees not to mail the Proxy Statement to its stockholders until the Purchaser confirms that the information provided by the Purchaser continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform the Purchaser, so supplement the Proxy Statement and mail such supplement to its stockholders.

     Section 6.2 MEETING OF STOCKHOLDERS OF THE COMPANY.

             (a) If required by applicable Law in order to consummate the Merger, following the Offer Completion Date, the Company shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene the Company Stockholders Meeting. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Purchaser, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

             (b) Notwithstanding SECTION 6.2(a) hereof, in the event that the Purchaser, Merger Sub or any Subsidiary of the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of Delaware Law without a meeting of stockholders of the Company as soon as practicable after the Offer Completion Date.

     Section 6.3 ADDITIONAL AGREEMENTS. The Company, the Purchaser and Merger Sub will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     Section 6.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition set forth in ANNEX I to be unsatisfied in any material respect at any time from the date hereof to the Offer Completion Date and (ii) any material failure of the Company, the Purchaser or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
SECTION 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.5 ACCESS TO INFORMATION.

                  (a) From the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries, its officers, directors, employees, auditors and agents to, afford the Purchaser Representatives (as defined below) reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish the Purchaser and Merger Sub with all financial, operating and other data and information as the Purchaser or Merger Sub, through the Purchaser Representatives, may reasonably request.

             (b) The Purchaser agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, agents and other authorized representatives (the "PURCHASER REPRESENTATIVES"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any of the Purchaser Representatives or public disclosure of such information is required by Law in the opinion of counsel to the Purchaser) and shall insure that the Purchaser Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), by and between the Purchaser and the Company shall remain in full force and effect.

             (c) In the event of the termination of this Agreement, the Purchaser shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any of its representatives in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause the Purchaser Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

     Section 6.6 PUBLIC ANNOUNCEMENTS. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

     Section 6.7 COMMERCIALLY REASONABLE EFFORTS; COOPERATION. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to (i) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and third parties, (ii) effect all necessary registrations and filings under the Exchange Act and the Competition Laws, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities. For purposes of this Agreement, "commercially reasonable efforts" shall not be deemed to require either Purchaser or Merger Sub to take actions in connection with any Competition Laws under clause (iii) above except in its sole discretion or to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Purchaser, Merger Sub, the Company or any of their respective Subsidiaries.

     Section 6.8 AGREEMENT TO DEFEND AND INDEMNIFY.

             (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers, employees and agents of the Company or each of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will be assumed by the Purchaser and the Purchaser will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. From and after the Effective Time and for a period of not less than six years thereafter, the Purchaser shall, and shall cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such Subsidiaries, as the case may be, pursuant to applicable law, their respective certificates or articles of incorporation or by-laws (or other organizational documents) or pursuant to indemnification agreements as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of the Purchaser or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of the Purchaser. Notwithstanding any other provision hereof, the provisions of this SECTION 6.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

             (b) The Purchaser will, and will cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time, provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then the Purchaser will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that is then available at an annual premium equal to 200% of such rate.

             (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this SECTION 6.8.

     Section 6.9 EMPLOYEE BENEFITS. (a) The Company shall adopt such amendments to the Company Benefit Plans as reasonably requested by the Purchaser and as may be necessary to ensure that Company Benefit Plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement. With respect to any shares held by any Company Benefit Plan as of the date of this Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by the Purchaser) to ensure that all participant voting procedures contained in the Company Benefit Plans relating to such Shares, and all applicable provisions of ERISA, are complied with in all material respects.

             (b) Purchaser shall cause the Company and its Subsidiaries (or their successors) to continue to provide, for a period of one year following the Effective Time, compensation and benefits which are, in the aggregate, substantially comparable to the compensation and benefits provided to the employees of the Company and its Subsidiaries immediately prior to the Effective Time. At all times following the Effective Time, Purchaser shall cause each of the employee benefit plans and programs covering individuals who were employees of the Company and its Subsidiaries before the Effective Time to recognize service performed as an employee of the Company or a Subsidiary prior to the Effective Time. Such service shall be recognized for purposes of determining such individuals' eligibility, vesting and rate of benefit accrual, but Purchaser shall not be required to cause such plans or programs to credit such individuals with benefits for services performed prior to the Effective Time.

             (c) Purchaser shall cause any successor to the Company resulting from the transactions contemplated herein to adopt the 1998 Supplemental Retirement Income Plan of the Company and its Subsidiaries so that payment of the benefits earned by participants in such plan up to the Effective Time shall not be accelerated.

     Section 6.10 TRANSFER TAXES. The Purchaser and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any Transfer Taxes, real property transfer, stamp, recording, documentary or other Taxes (including, without limitation, any state real estate transfer Taxes) and any other fees and similar Taxes which become payable in connection with the Merger (collectively, "TRANSFER TAXES"). The Purchaser shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Shares, all Transfer Taxes.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

     Section 7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

             (a) Merger Sub shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser and Merger Sub to effect the Merger if Merger Sub fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

             (b) If required by Delaware Law, the Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

             (c) No statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or restraining, enjoining or otherwise prohibiting or materially restricting the consummation of the Merger; provided that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser and Merger Sub to effect the Merger if the Purchaser's or Merger Sub's failure to comply with its obligations under SECTION
6.7 materially contributed to the issuance of any such judgment, writ, decree, order or injunction.

     Section 7.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND MERGER SUB TO EFFECT THE MERGER. The obligations of the Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver of the following condition prior to the Effective Time:

             (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time, whether before or after stockholder approval:

             (a) By mutual written consent of the Board of Directors of the Purchaser and the Company Board of Directors, subject to compliance with SECTION 1.3(c); or

             (b) By either the Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and appealable; provided, that no party may terminate this Agreement pursuant to this SECTION 8.1(b) if such party's failure to fulfill any of its obligations under this Agreement shall have materially contributed to the issuance of any such order, decree or ruling; or

             (c) By either the Purchaser or the Company if the Offer has not been consummated by August 15, 2000 (or, if a request for additional information is received from a Governmental Authority pursuant to the HSR Act, within 40 calendar days after compliance with such request for additional information but in no event later than December 15, 2000); provided, that no party may terminate this Agreement pursuant to this SECTION 8.1(c) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Offer shall not have been consummated on or before said date; or

             (d) By the Company (i) if there shall be a material breach of any of the Purchaser's or Merger Sub's representations or warranties hereunder, which breach is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Purchaser or Merger Sub from the Company, (ii) there shall have been a material breach on the part of the Purchaser or Merger Sub of any of their respective covenants or agreements hereunder, which breach is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Purchaser or Merger Sub from the Company, or (iii) in accordance with
SECTION 5.2(b); or

             (e) By the Purchaser if (i) there shall be a material breach of any of the Company's representations or warranties contained in SECTION 4.2, (ii) there shall be a breach of any of the Company's other representations or warranties contained in this Agreement (without giving effect to any materiality or material adverse effect qualifications contained herein), except for such breach that would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, or (iii) there shall have been a material breach by the Company of any of its material covenants or agreements under this Agreement, which breach, in the case of any of clauses
(i), (ii) and (iii) above, is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Company from the Purchaser or Merger Sub.

             (f) By the Purchaser, at any time prior to the Offer Completion Date, if (A) the Company Board of Directors shall have (i) withdrawn or modified in a manner adverse to the Purchaser and Merger Sub its recommendation or approval of this Agreement, the Offer or the Merger, (ii) recommended or approved, or proposed publicly to recommend or approve, a third-party Acquisition Proposal, (iii) caused or authorized the Company or any of its Subsidiaries to enter into an Acquisition Agreement, or (iv) resolved or publicly disclosed any intention to take any of the foregoing actions, or (B) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser, Merger Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding Shares (either on a primary or a fully diluted basis); or

             (g) By either the Purchaser or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Merger Sub as a result of any failure of the conditions set forth in part (A) of ANNEX I or the occurrence of any of the events set forth in part (B) of ANNEX I, in each case, prior to the Expiration Date.

     Section 8.2 EFFECT OF TERMINATION AND ABANDONMENT, TERMINATION FEE.

             (a) In the event of termination of this Agreement and the abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to this Article VIII, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this SECTION
8.2 and SECTIONS 6.5(b) AND (c), 6.6, AND 9.3 and except as provided in this
SECTION 8.2, there shall be no liability hereunder on the part of the Purchaser, Merger Sub or the Company or their respective directors and officers; provided, however, that in the event of termination of this Agreement pursuant to this
Article VIII, nothing herein will prejudice the ability of the non-breaching party to seek damages from any other party for any prior willful and material breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity, and such termination will not affect the parties' rights and obligations under the Confidentiality Agreement.

             (b) (i) The Company will pay to the Purchaser an amount equal to $13.0 million (the "TERMINATION FEE") in any of the following circumstances:

                           (A) This Agreement is terminated at such time that
                  this Agreement is terminable pursuant to SECTIONS 8.1(d)(iii) or 8.1(f);

                           (B) This Agreement is terminated by either the
                  Purchaser or the Company pursuant to SECTION 8.1(c); and

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied,

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to SECTIONS 8.1(d)(i) OR (ii),

                                    (3) prior to such termination, an
                           Acquisition Proposal involving at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Acquisition Proposal, a "COMPETING PROPOSAL"), is (x) publicly disclosed or has been made directly to stockholders of the Company generally or (y) any person (including without limitation the Company or any of its Subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal, and

                                    (4) prior to the termination of this
                           Agreement or within twelve months after the termination of this Agreement, the Company or Subsidiary thereof enters into an Acquisition Agreement providing for a Competing Proposal (any such agreement, a "COMPETING PROPOSAL AGREEMENT") or the transactions contemplated by a Competing Proposal are consummated; or

                           (C) This Agreement is terminated by either the
                  Purchaser or the Company pursuant to SECTION 8.1(g), and

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied;

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to SECTIONS 8.1(d)(i) OR (ii);

                                    (3) prior to such termination an event
                           referred to in SECTION 8.2(b)(i)(B)(3) (a "TAKEOVER PROPOSAL EVENT") shall have occurred; and

                                    (4) prior to the termination of this
                           Agreement or within twelve months after the termination of this Agreement, the Company or any

                           Subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated.

                           (D) This Agreement is terminated by the Purchaser
                  pursuant to SECTION 8.1(e), and

                                    (1) prior to such termination, a Takeover
                           Proposal Event shall have occurred; and

                                    (2) prior to the termination of this
                           Agreement or within twelve months after the termination of this Agreement, the Company or a Subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated.

                           (ii) If a Termination Fee is payable pursuant to
SECTION 8.2(b)(i)(B), 8.2(b)(i)(C) OR 8.2(b)(i)(D), then the Company will pay the Termination Fee to the Purchaser upon the signing of a Competing Proposal Agreement or, if no Competing Proposal Agreement is signed, then at the closing (and as a condition to the closing) of a Competing Proposal. Notwithstanding any other provision hereof, (A) in no event may the Company enter into a Competing Proposal Agreement, unless, prior thereto or concurrent therewith, the Company has paid any amount due under SECTION 8.2(b) or will become due under SECTION 8.2(b), (B) the Company may not terminate this Agreement under SECTIONS 5.2(b) or 8.1(d)(iii) unless prior thereto it has paid all amounts due under SECTION 8.2(b) to the Purchaser, (C) all amounts due in the event that this Agreement is terminated under SECTION 8.1(f) and in circumstances in which the Company has not entered into a Competing Proposal Agreement will be payable promptly, but in no event more than two Business Days after request for such payment is made, and
(D) all amounts due under this SECTION 8.2(b) will be paid on the date due in immediately available funds wire transferred to the account designated by the Person entitled to such payment.

                           (iii) This SECTION 8.2(b) will survive any
termination of this Agreement.

                           (iv) The Company acknowledges that the agreements
contained in this SECTION 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this SECTION 8.2(b), and, in order to obtain such payment, the Purchaser and Merger Sub commences a suit which results in a judgment against the Company for the amounts due pursuant to this SECTION 8.2(b), the Company will pay to the Purchaser and Merger Sub their documented attorneys' fees and expenses in connection with such suit, together with interest on the amounts payable pursuant to this SECTION 8.2(b), at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     Section 9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective

Time or the termination of this Agreement pursuant to SECTION 8.1, as the case may be, except that the agreements set forth in Article II, SECTION 6.8 and
SECTION 6.10 shall survive the Effective Time indefinitely and the representations and warranties and agreements set forth in SECTIONS 3.4, 4.11, 6.5(b), 6.5(c), 6.6, 8.2(b) AND 9.3 shall survive termination indefinitely.

     Section 9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to the Purchaser or Merger Sub:

                           Parker-Hannifin Corporation
                           6035 Parkland Boulevard
                           Cleveland, Ohio  44124
                           Attention: Thomas A. Piraino, Jr., Esq.
                           Facsimile: (216) 896-4057

                  With a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio  44114
                           Attention: Patrick J. Leddy, Esq.
                           Facsimile: (216) 579-0212

                  (b)      if to the Company:

                           Wynn's International, Inc
                           500 North State College Boulevard, Suite 700
                           Orange, California  92868
                           Attention: Greg Gibbons, Esq.
                           Facsimile: (714) 938-3739

                  With a copy to:

                           O'Melveny & Myers LLP
                           114 Pacifica, Suite 100
                           Irvine, California  92618
                           Attention: J. Jay Herron, Esq.
                           Facsimile: (949) 737-2300

     Section 9.3 EXPENSES. Except as expressly set forth in SECTION 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 9.4 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                  (b) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                  (c) "KNOWLEDGE" of (i) an individual means the actual knowledge of that person, and (ii) any person that is not an individual means actual knowledge after due inquiry of such person's executive officers and officers with direct responsibility for the subject matter to which such knowledge relates; and

                  (d) "PERSON" means an individual, corporation, partnership, limited liability; company, association, trust or any unincorporated organization.

     Section 9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated, references in this Agreement to Sections, clauses, Annexes and Exhibits are references to Sections, clauses, Annexes and Exhibits to, this Agreement.

     Section 9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, Annex I, the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 9.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser and Merger Sub may assign all or any of its rights hereunder


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to any affiliate of the Purchaser provided that no such assignment shall relieve the assigning party of its respective obligations hereunder.

     Section 9.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     Section 9.10 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before the Effective Time and at any time before or after approval by the stockholders of the Company; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.11 WAIVER. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

     Section 9.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.


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

                  IN WITNESS WHEREOF, the Purchaser, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 WYNN'S INTERNATIONAL, INC.

                                 By:  /s/ James Carroll
                                    --------------------------------------------
                                    Name: James Carroll
                                    Title: Chairman and Chief Executive Officer

                                 PARKER-HANNIFIN CORPORATION

                                 By:   /s/ Duane E. Collins
                                     -------------------------------------------
                                     Name: Duane E. Collins
                                     Title: Chairman and Chief Executive Officer

                                 WI HOLDING INC.

                                 By:   /s/ Thomas A. Piraino
                                     -------------------------------------------
                                     Name: Thomas A. Piraino
                                     Title: Vice President, General Counsel &
                                     Secretary


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

                                     ANNEX I

                  The capitalized terms have the meanings set forth in the Agreement and Plan of Merger dated as of June 13, 2000 (the "MERGER AGREEMENT") to which this ANNEX I is attached.

                  Conditions to the Offer. Notwithstanding any other provision of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding Options and any other rights to acquire Company Common Stock on the date of purchase and assuming the issuance of the Performance Shares on the date of purchase) (the "MINIMUM CONDITION"), (ii) any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated prior to the expiration of the Offer (the "HSR CONDITION" ), and (iii) any other requisite waiting periods under any other material Competition Law, including, without limitation, Germany and South Africa, if required, shall have terminated or expired (the "FOREIGN COMPETITION LAW CONDITION" and together with the HSR Condition, the "COMPETITION LAWS CONDITION"), or (B) if at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

                  (a) there shall have been any action or proceeding brought or formally threatened by a governmental, regulatory or administrative authority, agency or commission of competent jurisdiction or any other Person (other than any action or proceeding brought by a Person other than a governmental, regulatory or administrative authority, agency or commission which if decided adversely would not reasonably be expected to cause a Company Material Adverse Effect) or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which would have the effect of (i) restraining or prohibiting the making or consummation of the Offer or the consummation of the Merger, (ii) prohibiting or restricting the ownership or operation by the Purchaser (or any of its affiliates or Subsidiaries) of any portion of its or the Company's business or assets, or compelling the Purchaser (or any of its affiliates or Subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets, (iii) imposing material limitations on the ability of the Purchaser (or any of its affiliates or Subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser (or any of its affiliates or Subsidiaries) on all matters properly presented to the stockholders of the Company, (iv) imposing any material limitations on the ability of the Purchaser (or any of its affiliates or Subsidiaries) effectively to control in any material respect the business and operations of the Company or (v) which otherwise would have a Company Material Adverse Effect; or

                  (b) there shall be in effect any injunction, order, decree, judgment or ruling issued by a court of competent jurisdiction having any effect set forth in (a) above; or

                  (c) this Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

                  (d) (i) (A) the representations and warranties of the Company contained in SECTION 4.2 shall not be true and correct in all material respects when made or (B) any other representation or warranty made by the Company in this Agreement shall not have been true and correct in all respects when made, or shall have ceased to be true and correct in all respects as of the Expiration Date (without giving effect to any materiality or material adverse effect qualifications contained therein) as if made as of such date, (except to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date) except for such failure to be true and correct that would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the Expiration Date the Company shall not in all material respects have performed any obligation or agreement and complied in all materials respects with its material covenants to be performed and complied with by it under this Agreement; or

                  (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange (not including any suspension or limitation of trading in any particular security as a result of computerized trading limits or any intraday suspension due to "circuit breakers") or any setting of minimum prices for trading on such exchange, (ii) any banking moratorium declared by the U.S. federal or New York authorities or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by commercial banks or other commercial lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

                  (f) there shall have occurred any event that, individually or when considered together with any other matter, has had or would reasonably be likely in the future to have a Company Material Adverse Effect; or

                  (g) the Company Board of Directors shall have (a) withdrawn or modified or changed (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger or this Agreement in a manner adverse to Purchaser or Merger Sub, (b) publicly taken a position inconsistent with its recommendation of the Offer, the Merger or this Agreement in a manner adverse to Purchaser or Merger Sub, (c) approved or recommended any Acquisition Proposal or
(d) caused or authorized the Company to enter into an Acquisition Agreement or
(e) resolved or publicly disclosed any intention to do any of the foregoing.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                       51